WILSHIRE ENTERPRISES, INC.                          FOR IMMEDIATE RELEASE
REPORTS SIGNIFICANT INCREASE                                  AMEX: WOC
IN NET INCOME




         Jersey City, New Jersey, November 14, 2003 - Wilshire Enterprises, Inc., ("Wilshire"), formerly known as Wilshire Oil Company of Texas, reported today its results for the quarter ended September 30, 2003.

         Net income for the three months ended September 30, 2003 increased from $69,000 or $0.01 per share in 2002 to $1,778,000 or $0.22 per share and for the nine months ended September 30 increased from $726,000 or $0.09 per share to $3,099,000 or $0.39 per share.

          Revenues for the third quarter increased from $5,294,000 in 2002 to $6,250,000 for 2003. For the nine months, revenues increased from $15,155,000 in 2002 to $18,910,000 for 2003.

         The positive increase in net income from 2002 to 2003 both for the quarter and the nine months resulted from gains from the sale of marketable securities and the sale of two real estate properties in the third quarter and increased natural gas production from the Medicine Hat-Hilda drilling program in Canada, the increased prices for both oil and gas in North America and an overall increase in real estate income.

         As previously announced, in July 2003 Wilshire committed to pursue the sale of its oil and gas operations. Pursuant to Financial Accounting Standard 144, the revenue and operating expenses related to this operation are shown as Discontinued Operations for both the three months and nine months ended September 30, 2003 and 2002. The chart below breaks out the above results by continuing and discontinuing operations.

         Ms. S. Wilzig Izak, Chairman of the Board and Chief Executive Officer, commented, "I am pleased with Wilshire's strategic decision to recognize significant gains from the sale of marketable securities and use the proceeds to reduce our short-term debt and improve our overall cash position. In addition, we realized gains from the sale of two real estate properties with the intention to reinvest those proceeds in replacement properties in areas that will give us greater operating efficiencies. For the nine months ended September 30, 2003, Wilshire's current ratio improved from 1.5 to 3.1. We believe that the improvement in Wilshire's liquidity and reduction in its overall debt makes Wilshire much stronger financially and bodes positively for the future."

          Ms. Izak concluded by also stating, "Wilshire has already sold another real estate property in the fourth quarter and is currently under contracts to sell another property that is expected to generate net proceeds of approximately $2.6 million in the fourth quarter of this year."

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
                             For the three months ended   For the nine months ended
                                      September 30               September 30
                                      2003         2002             2003         2002
                                        [000 omitted]              [000 omitted]
Continuing Operations

      Revenue                        3,490        3,251           10,453       10,163

      Cost and Expenses             (3,551)      (3,045)         (10,194)      (8,817)

      Other Income                   2,531          459            4,413        2,061

      Interest expense                (896)      (1,020)          (3,283)      (3,126)

      Income taxes                    (523)         142              (62)         (26)
                             ---------------------------  ----------------------------
      Net Income
                                     1,051         (213)           1,327          255
Discontinued Operations
      Real estate                      632          158              552          148
      Oil & Gas                         95          124            1,220          323
                             ---------------------------  ----------------------------
Net Income                           1,778           69            3,099          726
                             ===========================  ============================

Diluted earnings per share:
      Continuing Operations          $0.13       ($0.03)           $0.17        $0.03
      Discontinued Operations         0.09         0.04             0.22         0.06
                             ---------------------------  ----------------------------
                                     $0.22        $0.01            $0.39        $0.09
                             ===========================  ============================

            Wilshire is an American Stock Exchange listed corporation engaged in oil and gas exploration and real estate investment operations.

The projections in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the underlying assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Company's business and prospects are subject to a number of risks which could cause actual results to differ materially from those reflected in such forward-looking statements, including uncertainties inherent in any attempt to sell one or more portions of the Company at an acceptable price, volatility of oil & gas prices, the need to develop and replace reserves, risks involved in exploration and drilling, uncertainties about estimates of reserves, environmental risks relating to the Company's oil & gas and real estate properties, competition, the substantial capital expenditures required to fund the Company's oil & gas and real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, government regulation, and the ability of the Company to implement its business strategy. A discussion of these and other risks and uncertainties are disclosed in the Company's 2002 Form 10-K filed with the Securities and Exchange Commission.

   WILSHIRE ENTERPRISES, INC. 921 Bergen Avenue, Jersey City, New Jersey 07306
                              Tel: (201) 420-2796